Exhibit 99.1

For Immediate Release

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES PRICING OF

$500,000,000

1.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023

NAPLES, FLORIDA (July 24, 2003) Health Management Associates, Inc. (NYSE: HMA) announced today it has priced its offering of 1.50% Convertible Senior Subordinated Notes (“Notes”) due 2023. The transaction, which is subject to customary closing conditions, is expected to close on or about July 29, 2003. In addition, HMA has granted the initial purchasers of the Notes a 13-day option to purchase up to an additional $75,000,000 principal amount of the Notes.

The Notes will accrue interest at an annual rate of 1.50% and interest will be payable semi-annually in arrears. The Notes will mature on August 1, 2023 and are callable by HMA during the term of the Notes on or after August 5, 2008. Holders of the Notes will have the right to require HMA to redeem the Notes on August 1, 2006, August 1, 2008, August 1, 2013 and August 1, 2018 or upon the occurrence of a fundamental change to HMA, in each case at 100% of their principal amount plus accrued but unpaid interest.

The Notes will be convertible upon the occurrence of certain events into HMA’s Class A Common Stock at a conversion rate of 36.5097 shares per $1,000 principal amount of Notes, which is equivalent to a conversion price of $27.39 per share. This represents an approximately 45% premium based on the closing stock price of $18.89 per share of HMA’s Class A Common Stock on July 23, 2003.

HMA intends to use a portion of the net proceeds from the sale of the Notes to redeem all of its outstanding Convertible Senior Subordinated Debentures due 2020. HMA will use the remaining portion of the net proceeds from the offering of the Notes for general corporate purposes.

The Notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The Notes and the Company’s Class A Common Stock issuable upon their conversion have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.